Exhibit 10.1

CONSULTING AGREEMENT

IR Agency LLC (the “Consultant” or “IR Agency”) is pleased to provide certain consulting services to Siyata Mobile Inc (“you,” the “Client” or the “Company”) as more fully described in this agreement (the Agreement”). This Agreement sets forth the terms and conditions pursuant to which the Company engages the Consultant to provide such services.

1.	Consulting Services.

(a)	Commencing on May 10th, 2024, Consultant will provide marketing and advertising services (“Advertising” or “Services”) to communicate information about the Company (trading symbol: “SYTA”) to the financial community including, but not limited to, creating company profiles, media distribution and building a digital community with respect to the Company,

(b)	Consultant does not make any representation about the response, if any, to the public release of Advertising for the Company.

(c)	Client acknowledges that the Consultant carries no professional licenses. Consultant will not participate in discussions or negotiations with potential investors. Consultant will not solicit orders, make recommendations or give investment advice. Consultant will not affect transactions of securities for potential investors or anyone else. Consultant and Client agree that Consultant is not being engaged for, and is not permitted to engage in, activities that would give rise to Consultant being required to register federally or in any state or other jurisdiction as a broker or an investment advisor. If a financial intermediary expresses interest in the Company to Consultant, Consultant will refer the intermediary to the Company. In providing services under the Agreement, Consultant agrees to comply in all materials respects with all applicable U.S. securities laws. The Client acknowledges and agrees that (a) it and its affiliates each have relied and will continue to rely on the advice of its own legal, regulatory, and securities law advisors for all matters and (b) neither the Client nor any of its affiliates has received, or has relied upon, the advice of Consultant or any of its affiliates regarding legal, regulatory, or securities law matters.

(d)	The Services of the Consultant shall not be exclusive to the Client, and the Client acknowledges that Consultant will be performing similar Services for other clients and Consultant shall be free to perform Services for such other persons.

2.	Independent Contractor. Client and Contractor agree that Contractor shall perform its duties under this Agreement as an independent contractor. Nothing contained herein shall be considered as creating a relationship of agent-principal, employer-employee or joint venturers between the Consultant and either the Client or the Company.

3.	Compensation.

(a)	As consideration for the performance of the Services hereunder, upon the date of the execution and delivery of this Agreement the Client shall pay to the Consultant the sum of One-Million Seven Hundred and Fifty Thousand US Dollars $1,750,000 by Friday May 10th 2024 in cash via Bank Wire Transfer for providing the Services for a 6 Month(s) term starting on Friday May 10th 2024. Such consideration shall be deemed earned in full upon receipt.

(b)	Unless otherwise provide in this Agreement, all other services, including out-of- scope assignments, rendered by Consultant shall be subject to additional compensation under a separate agreement between Consultant and Company. Consultant shall be responsible for all out-of-pocket expenses incurred or paid in connection with its performance of the Services hereunder.

4.	Term and Termination.

(a)	The term of this Agreement shall commence on the start date and continue for a period of Six Month(s) (the “Term”) unless otherwise extended by mutual agreement of the parties (the “Extended Term”). This Agreement may be terminated, with or without cause, by either Client or Consultant at any time by written notice to the other Party. If the Agreement is terminated by Client during the Term for any reason, Client will not be entitled to return of any of the compensation. If the Client files for bankruptcy, becomes insolvent or is in material breach of this Agreement (“Cause”), Consultant may terminate the Agreement and Client will not be entitled to the return of any of the compensation. If the Consultant terminates the Agreement without Cause, then Consultant must return the unused portion (if any) of the Compensation. Within ten days after the termination or expiration of this Agreement, each party shall return to the other all Proprietary or Confidential Information (defined below) of the other party (and any copies thereof) in the party’s possession or, with the approval of the party, destroy all such Proprietary or Confidential Information.

(b)	In the event the Client elects to purchase and the Consultant agrees to supply additional Services during the Term or the Extended Term of this Agreement, the terms and condition of this Agreement will apply to such additional Services.

5.	Information.

(a)	In connection with Consultant’s performance of its Services, Consultant will rely on the Company’s press releases and the Company’s most recent reports, if any, filed with the Securities and Exchange Commission (collectively, the “Company Information”). In this regard, Company agrees to make all filings required by the exchange act and all other applicable laws, in each case on a timely basis in accordance with such laws. Client hereby grants to Consultant the right to use the name and service marks of Company in its Services. Company will be entitled to require that certain or all materials created by Consultant in performing its Services be submitted to Company for its review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

(b)	The Client hereby acknowledges and agrees that, in performing its Services hereunder, Consultant will be using and relying on the Company Information without independent verification thereof. Consultant will also be under no obligation to determine whether there have been, or to investigate any changes in, such information. Consultant will be entitled to submit any materials created by Consultant to Company for its review and approval, such approval not to be unreasonably withheld, conditioned or delayed. Client represents and warrants that that the Company Information and all information provided by Company or its affiliate or representatives to Consultant shall, at the time provided, not contain any untrue statement or material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading.

(c)	The Client, by its authorization or approval of the Advertisement, represents and warrants to Consultant that, to its knowledge, the Advertisement is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. The Client agrees to promptly notify Consultant upon the occurrence of any material adverse change in the business or affairs of the Company or upon the occurrence of any event which causes Client to believe that the Advertisement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading.

6.	Securities And Other Applicable Laws.

(a)	The Client represents and warrants that the Company Information and all information provided by the Company or its affiliate or representatives complies in all respects with the U.S. federal and applicable state securities laws, and are not and will not be or constitute a part of any activity that is or may be deemed to be illegal under the U.S. federal or applicable state securities laws, including, without limitation, being a part of any illegal offering, illegal pump-and-dump, illegal scalping, illegal touting schemes, or an effort to assist with a violation of any court order including, but not limited to, any order banning or limiting a person’s involvement in the securities markets.

(b)	None of the funds to be received from Company by Consultant represents proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) and the Company acknowledges that the Consultant may in the future be required by law to disclose the Company’s name and other information relating to this Agreement, pursuant to the PCMLTFA or other applicable laws, and to the best of Consultant’s knowledge: (i) the funds to be provided by the Company: (A) have not been or will not be used or related to any activity that is deemed criminal under the law of Canada, the United States of America, or any other jurisdiction; or (B) is not being tendered on behalf of a person or entity who has not been identified to the Company and (ii) Consultant shall promptly notify the Company if Consultant discovers that any of such representations ceases to be true, and to provide the Company with appropriate information in connection therewith.

7.	Work Product. All information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client, and the Client shall have no claim of authorship therein. Consultant shall retain all right, title, and interest in and to, including any intellectual property rights with respect to, any data, designs, processes, specifications, software, applications, course, code, object code, utilities, methodologies, know-how, materials, information and skills (and any derivative works, modifications and enhancements thereto) owned, acquired or developed by or for Consultant’s databases.

8.	Confidentiality. The parties agree to hold each other's Proprietary or Confidential Information in strict confidence. “Proprietary or Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process. The parties agree not to make each other's Proprietary or Confidential Information available in any form to any third party or to use each other's Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Each party's Proprietary or Confidential Information shall remain the sole and exclusive property of that party. The parties agree that in the event of use or disclosure by the other party other than as specifically provided for in this Agreement, the non-disclosing party may be entitled to equitable relief. Notwithstanding termination or expiration of this Agreement, the parties acknowledge and agree that their obligations of confidentiality with respect to Proprietary or Confidential Information shall continue in effect for a total period of three (3) years from the termination date.

9.	Non-Public Material Information. Consultant acknowledges that in order to prepare appropriate Advertising in a timely manner it may be made aware of price sensitive or confidential information that has not been publicly disclosed yet. Consultant confirms that it is fully aware of its obligations in relation to such information and will ensure that the confidentiality of such information is maintained at all times and that it, and its employees and contractors, are all fully aware of and comply with, all appropriate securities laws and regulations in relation to insider trading and related matters.

10.	Limitation of Liability. Consultant shall not be liable to client or any other person for any damages in connection with the provision of services under the agreement, whether because of Consultant’s negligence or otherwise, and regardless of the form of action, except in the event of Consultant’s deliberate fault or gross negligence. Nevertheless, regardless of the form of action, whether in contract, tort or otherwise, Consultant shall not be liable to Client for any lost profits, business interruption, or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of or relating to this agreement, nor shall Consultant’s aggregate liability for any other damages arising out of this agreement exceed the compensation paid by Company to Consultant.

11.	Indemnification. Client shall indemnify and hold Consultant harmless from and against any and all actions, claims, investigations (including but not limited to any formal or informal investigations brought by any state or federal regulator and any subpoenas or requests for documents issued in connection therewith), liabilities, losses, or damages arising from the preparation, presentation or dissemination of any Advertising covered by this Agreement including, but limited to, the costs of defense and attorneys’ fees. You will also indemnify Consultant from and against all losses, expenses (including costs and attorneys’ fees) and all manner of actions, claims and judgments sustained by or made against Consultant in connection with your use or misuse of the Service, any medium used with the Service, violation of this Agreement, or based upon any alleged violation of any statute, ordinance, code, or regulation.

12.	Notices. Any notice or other communication required or permitted to be given to either party hereunder shall be in writing and shall be given to such party at such party’s address set forth below or such other address as such party may hereafter specify by notice in writing to the other party. Any such notice or other communication shall be addressed as aforesaid and given by (a) certified mail, return receipt requested, with first class postage prepaid, (b) hand delivery, or (c) via electronic communication (i.e., e-mail) or reputable overnight courier. Any notice or other communication will be deemed to have been duly given (i) on the fifth (5) day after mailing, provided receipt of delivery is confirmed, if mailed by certified mail, return receipt requested, with first class postage prepaid, (ii) on the date of Service if served personally or (iii) on the business day after delivery to an overnight courier service or by sending of an electronic communication, provided the notifying party specifies next day delivery and receipt of delivery has been confirmed:

If to the Client:

Email:

If to Consultant:

IR Agency LLC

23 Downing Street, Newark NJ 07105 E-mail: [Raf@ir.agency]

13.	Waiver of Breach. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

14.	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, which will not be delayed or withheld unreasonably; provided that the Client shall not be required to consent to any assignment by Consultant of its cash and compensation payable pursuant to this Agreement. Any assignment without such consent, when required, shall have no legal validity; subject to the foregoing, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

15.	Governing Law and Jurisdiction. This Agreement shall be governed and construed under New Jersey law. The parties consent to the exclusive jurisdiction of the federal and state courts located in New Jersey, to hear and determine any dispute that may arise under this Agreement.

16.	Entire Agreement. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior proposals, understandings, agreements or representations by or between the parties, written or oral.

17.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by any court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing through an amendment of this Agreement and signed by the parties hereto.

19.	Acceptance. Please confirm that the foregoing is in accordance with the Company’s understanding by signing and returning this Agreement, which will thereupon constitute a binding Agreement between the Company and IR Agency, LLC as of May 10, 2024. The undersigned officers of IR Agency, LLC and the Company represent that they have the authority to bind IR Agency and the Company, respectively. This Agreement may be executed in counterparts and with electronic or facsimile signatures.

IR Agency LLC

By:	/s/ Rafael Pereira
Print Name:	Rafael Pereira

Siyata Mobile Inc.

By:	/s/ Marc Seelenfreund
Print Name:	Marc Seelenfreund
Position:	CEO

IR Agency wire Instructions:

Capital One Bank

Account Beneficiary- IR Agency LLC

Address: 23 Downing Street, Newark NJ 07105

Wire Acct #: 7057541044

Wire Routing #- 021407912

SWIFT# HIBKUS44